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                                                                     Exhibit 3.3

                                 RYKOFF-SEXTON, INC.

                 CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS,
                           OF SERIES A JUNIOR PARTICIPATING
                                   PREFERRED STOCK

           Pursuant to Section 151 of the Delaware General Corporation Law

         We, Mark Van Stekelenburg, President, Chairman of the Board and Chief Executive Officer, and Robert J. Harter, Jr., Senior Vice President - Human Resources, General Counsel and Secretary, of Rykoff-Sexton, Inc., a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation on May 15, 1996, adopted the following resolution authorizing an increase in the authorized number of shares of Series A Junior Participating Preferred Stock from fifty thousand to one hundred twenty-five thousand shares:

         NOW, THEREFORE, BE IT RESOLVED, that paragraph 1 of Section C of Article FOURTH, of the Company's Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

         1. DESIGNATION AND AMOUNT The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be one hundred twenty-five thousand (125,000).

         IN WITNESS WHEREOF, Rykoff-Sexton, Inc. has caused this Certificate to be duly executed in its corporate name on this 15th day of May, 1996.

                             RYKOFF-SEXTON, INC.



                             By:/s/ Mark Van Stekelenburg
                                -------------------------


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                                Mark Van Stekelenburg
                                President, Chairman of the Board
                                and Chief Executive Officer

Attest:

/s/ Robert J. Harter, Jr.
- -------------------------
Robert J. Harter, Jr.
Senior Vice President - Human Resources,
General Counsel, Secretary



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